EXHIBIT 10.5

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT (this “Agreement”) is dated as of April 16, 2014, by and among American Agriculture Corporation, a Colorado corporation (“American Agriculture”), Farmland Partners Inc., a Maryland corporation (the “REIT”), and Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership,” and, together with the REIT, the “Company”).

WITNESSETH:

WHEREAS, American Agriculture currently provides services related to farming and livestock to Pittman Hough Farms, LLC, a Colorado limited liability company (“Pittman Hough Farms”), and FP Land LLC, a Delaware limited liability company that is wholly owned by Pittman Hough Farms (“FP Land”);

WHEREAS, the Company intends to engage in various related transactions (collectively, the “IPO Transactions”) pursuant to which, among other things, the Company will effect an initial public offering of shares of its common stock, $0.01 par value per share;

WHEREAS, in connection with the IPO Transactions, the Company intends to engage in certain formation transactions (the “Formation Transactions”) pursuant to which, among other things, FP Land will merge with and into the Operating Partnership, with the Operating Partnership surviving; and

WHEREAS, after the consummation of the IPO Transactions and the Formation Transactions, the Company desires to have American Agriculture continue to provide certain administrative services for the Company similar to those that were provided to Pittman Hough Farms and FP Land.

NOW, THEREFORE, subject to the terms, conditions, covenants and provisions of this Agreement, American Agriculture and the Company, intending to be legally bound, mutually covenant and agree as follows:

ARTICLE I

SERVICES PROVIDED

1.1 Shared Services. Upon the terms and subject to the conditions set forth in this Agreement, American Agriculture will provide to the Company during the Term (as defined in Section 4.1) each of those services (hereinafter referred to individually as a “Shared Service” and collectively as the “Shared Services”) set forth in Schedule A attached hereto. If, at any time during the term of this Agreement, the Company deems it necessary or desirable for the operation of its business to have any other service provided to it, then the Company shall notify American Agriculture in writing of such additional service, and the parties shall use commercially reasonable efforts to agree on the scope, terms, cost and duration of the additional services. Upon the mutual agreement of the parties regarding the scope, terms and duration of such additional service, the parties shall amend Schedule A attached hereto to reflect the terms of such additional service and shall treat such additional service as a Shared Service for the purposes of this Agreement. At least annually during the Term, the parties shall review the list of Shared Services set forth on Schedule A and make any adjustments as the parties shall mutually agree are necessary or desirable.

1.2 Personnel. In providing the Shared Services, American Agriculture may (i) use the personnel of American Agriculture or its affiliates and (ii) employ the services of third parties, subject to the

Company’s prior approval if the expense of those third parties is to be paid by the Company. The employees, agents and representatives used by American Agriculture in providing the Shared Services shall be under the direction, control and supervision of American Agriculture (or its affiliates), and American Agriculture shall have the sole right to exercise all authority with respect to the employment or engagement (including termination of employment or engagement), assignment and compensation of such employees, agents and representatives. Without limiting the foregoing, each of the REIT and the Operating Partnership acknowledges and agrees that it has no right to require or specify any particular individual to perform any of the Shared Services hereunder, nor does it have a right to prohibit any individual from performing any of the Shared Services so long as such individual is performing comparable services (and at the same level of quality) for American Agriculture or any of its affiliates. The parties recognize that the Company will make all decisions and operating decisions of its business and be solely responsible for the consequences of its decisions and for providing the factual background for American Agriculture to provide the Shared Services.

1.3 Level of Transition Services.

(a) The Shared Services shall be provided substantially in a manner, at a level of service, and with the same degree of care and diligence, as if such services had been provided to Pittman Hough Farms and to American Agriculture’s internal organization. Nothing in this Agreement shall require American Agriculture to favor the Company’s business over American Agriculture’s own businesses or those of any of its affiliates or subsidiaries; provided that American Agriculture shall accord to the Company no less than the same priority under comparable circumstances as American Agriculture has provided Pittman Hough Farms in accordance with recent past practices.

(b) In addition to being subject to the terms and conditions of this Agreement for the provision of the Shared Services, American Agriculture, the REIT and the Operating Partnership each agree that the Shared Services provided by third parties shall be subject to the terms and conditions of any agreements between American Agriculture and such third parties. Unless otherwise approved in advance by the Company, the costs of services provided by such third parties shall be paid by American Agriculture and shall not be added to the Annual Fee paid by the Company under Section 2.1 below. Any such agreements entered into after the date hereof shall be on substantially the same conditions as American Agriculture would enter into with such third parties for its own account, and no such agreements shall be binding on the Company after the Term without the Company’s express written consent. American Agriculture shall consult with the Company concerning the terms and conditions of any such agreements to be entered into, or proposed to be entered into, with third parties after the date hereof.

(c) The parties acknowledge and agree that the American Agriculture will provide notice to the Company of any upgrades or new equipment that will be utilized to provide the Shared Services hereunder. If the equipment is dedicated or used solely by the Company, and will, without further payment by the Company, become the property of the Company to keep upon termination of this Agreement, the Company will pay all costs associated therewith.

1.4 Limitation of Liability.

The parties hereto acknowledge and agree that the Shared Services are provided by American Agriculture: (i) at the request of the Company in order to accommodate it following the Formation Transactions, and (ii) with the expectation that American Agriculture is not assuming any implied obligation, control over the REIT or the Operating Partnership, decision-making authority, or financial or operational risks, except for those risks explicitly set forth herein. ACCORDINGLY, EACH PARTY AGREES THAT, ABSENT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH EACH PARTY’S PERFORMANCE HEREUNDER, EACH PARTY, ITS RESPECTIVE

SUBSIDIARIES AND AFFILIATES, AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, CONSULTANTS AND AGENTS, SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR SAVINGS, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE, OR FOR ANY THIRD-PARTY CLAIMS RELATING TO THE SHARED SERVICES OR AMERICAN AGRICULTURE’S PERFORMANCE UNDER THIS AGREEMENT. IN NO EVENT SHALL AMERICAN AGRICULTURE’S LIABILITY RELATED TO SERVICES PROVIDED UNDER THIS AGREEMENT EXCEED THE COMPENSATION ACTUALLY PAID TO AMERICAN AGRICULTURE HEREUNDER FOR THE SERVICES PROVIDED. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AMERICAN AGRICULTURE MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARISING OUT OF THIS AGREEMENT AND THE SERVICES TO BE PROVIDED HEREUNDER. Notwithstanding anything to the contrary contained herein, in the event American Agriculture commits an error with respect to or incorrectly performs or fails to perform any Shared Service, at the Company’s request within a reasonable time thereafter, American Agriculture shall use reasonable efforts and in good faith attempt to correct such error or re-perform or perform such Shared Service at no additional cost to the Company; provided that the Company will still have the right to terminate this Agreement pursuant to Section 4.3(d) hereof notwithstanding such efforts. Nothing contained in this Section 1.4 shall relieve the REIT and the Operating Partnership of its obligation to pay when due all fees and expenses owed to American Agriculture hereunder.

1.5 Indemnity. The REIT and the Operating Partnership jointly and severally agree to indemnify and hold American Agriculture and its subsidiaries and affiliates, successors and assigns, and persons serving as officers, directors, managers, partners or employees, agents or representatives thereof (each an “American Agriculture Party”) harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (each, a “Damage” and, collectively, the “Damages”) (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of, in connection with, based on, or by virtue of: (i) any non-fulfillment or breach of any covenant under this Agreement or any gross negligence or willful misconduct on the part of the REIT and/or the Operating Partnership; (ii) an American Agriculture Party’s performance of its duties hereunder, including, without limitation, an American Agriculture Party’s adherence to instructions given by the Company, or other person who a American Agriculture Party reasonably believes is authorized to act on behalf of the Company; or (iii) any act or failure to act by the Company or by any third party not under the control of American Agriculture to the extent the Damages relate to the subject matter of this Agreement, in each case, except to the extent such Damages are sustained or suffered arising out of, in connection with, based on, or by virtue of the gross negligence or willful misconduct of American Agriculture in performing the Shared Services hereunder. Neither the REIT nor the Operating Partnership will, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted directly and primarily from American Agriculture’s bad faith or gross negligence.

1.6 Force Majeure. Any failure or omission by a party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such party, which are not reasonably foreseeable, including, but not limited to, the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the parties hereto: acts of God, fire, storm, flood, performance by third parties not contracted by American Agriculture, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection riot, invasion, strike or lockout; provided, that such party shall perform such obligation whenever such causes are removed.

1.7 Modification of Procedures. Subject to the procedure set forth in this Section 1.7 to the extent applicable, American Agriculture may make changes from time to time in its standards and procedures for performing the Shared Services, provided that any such change shall be made with respect to all or a significant portion of such American Agriculture’s business. Notwithstanding the foregoing sentence, unless American Agriculture reasonably believes such change is required by law, rule or regulation, American Agriculture shall not implement any substantial changes affecting the Company unless American Agriculture gives the Company 10 business days (x) to accept, and adapt its operations to accommodate, such changes or (y) to reject the proposed changes.

1.8 No Obligation to Continue to Use Services; American Agriculture to Assist in Transitioning.

(a) Upon expiration of the Initial Term (as defined in Section 4.1), the Company shall not be obligated to continue to use any of the Shared Services and may terminate any Shared Service by giving American Agriculture ten (10) days’ prior notice thereof in accordance with the notice provisions herein.

(b) Notwithstanding the foregoing, American Agriculture shall, to the extent reasonably practicable, assist the Company in the Company’s efforts in undertaking to provide for itself any Shared Services, including without limitation giving the Company actual possession of the various documents, data and other records used or useful in the delivery of such Shared Services and taking such other steps as are reasonably necessary to assist the Company to provide for itself such Shared Services on a self-sufficient basis; provided that in no event shall American Agriculture be obligated to provide assistance under this Section 1.9 that would result in more than a de minimis cost to American Agriculture.

(c) American Agriculture shall be entitled to reimbursement of reasonable costs and expenses it incurs in connection with the assistance it provides pursuant to this Section 1.8.

(d) Upon termination of this Agreement, American Agriculture shall deliver to the Company all documents, records, data and materials relating to the Company’s business and operations that are in the possession or control of American Agriculture. Notwithstanding, American Agriculture shall retain copies of any documents as necessary for regulatory purposes.

1.9 Access. To the extent necessary to comply with the terms of this Agreement, each party shall, to the extent permitted by law or regulation, provide personnel of the other party with reasonable access during normal business hours (to the extent practicable) to its equipment, office space, telecommunications and computer equipment and systems, and any other areas and equipment necessary for the performance of the Shared Services hereunder; provided, however, that such access shall not extend to any party’s proprietary information.

1.10 The Parties Obligations. During the Term, the Company shall: (i) on a timely basis, comply with any reasonable instructions provided by American Agriculture that are necessary for American Agriculture to adequately provide the Shared Services; (ii) comply with all standards and procedures applicable to such Shared Service which are in the manner generally applied by American Agriculture in its business; (iii) promptly report to American Agriculture any operational or system problem affecting, the provision of any Shared Services to the Company; and (iv) assist and provide all factual information reasonably required by American Agriculture to allow the provision of the Shared Services. Notwithstanding the foregoing, any failure by the Company to perform any of the foregoing shall not alter or diminish American Agriculture’s obligations to provide the Shared Services on the terms set forth herein, except where the failure to so perform has delayed or materially increased American Agriculture’s cost or burden to provide such Shared Service, or where such failure prevents the provision of the Shared

Service in substantially the same manner as previously provided. During the Term , American Agriculture shall, on a timely basis, provide the Shared Services and comply with any reasonable instructions provided by the Company that are necessary for the Company to meet its obligations to third parties, including the timely filing of reports with the Securities and Exchange Commission, the New York Stock Exchange and any other regulatory agency.

1.11 Security Level.  Both American Agriculture and the Company shall, and shall cause their respective affiliates and subsidiaries to, work together to ensure that they are each able to maintain their respective current levels (or, if greater, an industry standard level) of physical and electronic security during the term of this Agreement (including data security and data privacy), and to address any new security-related issues, including compliance with applicable law related to security and issues related to new technologies or threats.

1.12 Records, Inspection and Audit Rights.

(a) To ensure American Agriculture’s compliance with the terms and conditions of this Agreement, the Company and its affiliates and subsidiaries will have the right upon at least five (5) days’ written notice, directly or by their designees, to inspect the books and records and all other documents and material in the possession of or under the control of American Agriculture and its affiliates and subsidiaries with respect to the subject matter of this Agreement at the place or places where such records are normally retained. The Company and its affiliates and subsidiaries and/or their respective designees will have free and full access thereto for such purposes and will be permitted to make copies thereof and extracts therefrom. The parties acknowledge and agree that the Company and its representatives will not have access to records of American Agriculture or its affiliates to the extent such records pertain to American Agriculture’s or its affiliates’ other businesses. If an inspection reveals an overcharge with respect to any third-party cost paid by the Company for any Shared Services, American Agriculture will promptly reimburse the Company for the amount of such overcharge, plus interest, calculated at the rate of five percent (5%) per annum, from the date the overcharge was originally paid by the Company to the date of such reimbursement. All books and records relative to American Agriculture’s obligations hereunder will be maintained and kept accessible and available to the Company and its affiliates and subsidiaries for inspection for at least two (2) years after termination of this Agreement.

(b) The parties acknowledge and agree that American Agriculture will provide the Company the same level of backup and disaster recovery capabilities as American Agriculture maintains for its own business. If the Company wishes to acquire additional assistance from American Agriculture with respect to backup or disaster recovery of the Company’s records, the parties will agree in advance on changes to the Annual Fee to accommodate such additional assistance (in accordance with Section 1.1 hereof).

1.13 Provision of Services to Pittman Hough Farms. American Agriculture will continue to provide services to Pittman Hough Farms, and shall retain all responsibility for the provision of services to Pittman Hough Farms, after the closing of the IPO Transactions and the Formation Transactions. American Agriculture acknowledges and agrees neither the Company nor any of the Company’s affiliates or subsidiaries shall have any obligation to provide services to Pittman Hough Farms, or owe Pittman Hough Farms any duties or responsibilities.

ARTICLE II

COMPENSATION

2.1 Consideration. As consideration for the Shared Services, the Company shall pay to American Agriculture an annual fee of $175,000.00 (the “Annual Fee”).  The Annual Fee shall be paid in four equal quarterly installments within thirty days after each fiscal quarter, with the exception of the first payment hereunder, which shall be pro-rated for the period commencing on the Effective Date (defined below) and ending on the last day of the fiscal quarter in which the Effective Date occurs. After the Initial Term, the Annual Fee may be increased or decreased based on the actual costs American Agriculture incurred in connection with providing the Shared Services to the Company during the Initial Term if both parties agree in writing to such increase or decrease; provided that such costs shall not be greater than those that would be payable to outside professionals or consultants engaged to perform services comparable to the Shared Services pursuant to agreements negotiated on an arm’s length basis.

2.2 Costs and Expenses. In addition to payment of the Annual Fee, American Agriculture shall be entitled to prompt reimbursement, but in any event, within thirty (30) days, of any out of pocket costs and expenses payable to third parties, approved by the Company in advance, in connection with American Agriculture’s provision of the Shared Services and for any sales, use or excise fees or taxes thereon.

ARTICLE III

CONFIDENTIALITY

3.1 Obligation. Except if compelled by a court of proper jurisdiction or as required by applicable law or stock exchange regulation, during the Term and for a period of one (1) year thereafter, each party and its subsidiaries shall not use or permit the use of (without the prior written consent of the other party) and shall keep, and shall cause its consultants and advisors to keep, confidential all information (other than information that is in the public domain, is independently developed or is rightly received from a third party who is not known after reasonable inquiry by the disclosing party to be subject to a confidentiality obligation with respect to the disclosed information) concerning the other party and its subsidiaries and affiliates received pursuant to or in connection with this Agreement.

3.2 Care and Inadvertent Disclosure. With respect to any confidential information, each party agrees as follows:

(a) it shall use the same degree of care in safeguarding said information as it uses to safeguard its own information that must be held in confidence; and

(b) upon the discovery of any inadvertent disclosure or unauthorized use of said information, or upon obtaining notice of such a disclosure or use from any other party, it shall take reasonable actions to prevent any other inadvertent disclosure or unauthorized use; and

(c) American Agriculture will not disclose or permit disclosure of any such confidential information regarding the Company.

ARTICLE IV

TERM

4.1 Term. This Agreement shall become effective on the date of the completion of the IPO Transactions (the “Effective Date”) and shall remain in force for an initial period of one (1) year (the “Initial Term”).  Commencing with the last day of the Initial Term, and on each subsequent anniversary of such date, the term of this Agreement shall be automatically extended for successive one-year periods, unless this Agreement is earlier terminated in accordance with the provisions of Section 4.3 hereof. The period of time between the Effective Date and the termination or expiration of this Agreement shall be referred to herein as the “Term”.

4.2 Termination of Obligations. The Company agrees and acknowledges that all obligations of American Agriculture to provide each Shared Service shall immediately cease upon the termination or expiration of this Agreement. The Company shall bear sole responsibility for instituting permanent services, or obtaining replacement services, in respect of any Shared Service terminated in accordance with the provisions hereof, and American Agriculture shall bear no liability for the Company’s failure to implement or obtain such service or for any difficulties, not caused by American Agriculture, in transitioning from the Shared Service to such permanent or replacement service.

4.3 Termination. This Agreement may be terminated:

(a) at any time pursuant to an agreement in writing signed by each of the parties to this Agreement;

(b) by American Agriculture, upon thirty (30) days’ prior written notice to the Company of a material breach of the Company’s payment obligations hereunder (unless the breach is cured by full payment within such time period), if the Company fails to timely pay any fee, cost, expense or other amount due to American Agriculture hereunder; provided that, the time period specified in this Section 4.3(b) may be reduced to twenty (20) days, fifteen (15), ten (10), and zero (0) days, upon the second, third, fourth, and fifth failure, respectively, by the Company to timely pay any fee, cost, expense or other amount due under this Agreement to American Agriculture;

(c) by American Agriculture, effective immediately upon written notice to the Company, if the Company files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property;

(d) by the Company upon a material breach of this Agreement by American Agriculture, unless the breach is cured within seventy-two (72) hours following written notice from the Company to American Agriculture of the material default in performance of American Agriculture’s material obligations hereunder;

(e) by the Company (subject only to the approval of the REIT’s board of directors), effective on January 1 immediately following the fiscal year during which the market capitalization of the Company’s common stock first exceeds $500,000,000, provided that the Company notifies American Agriculture of its intention to terminate this Agreement no later than ten (10) days prior to the Company’s termination of this Agreement; or

(f) by the Company, upon three months’ prior written notice to American Agriculture, for any or no reason, following the second anniversary of the Effective Date.

4.4 Survival of Certain Obligations. Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the termination of this Agreement: (a) the obligations of each party under Sections 1.4, 1.5 and 1.13, Article III and Article V and (b) American Agriculture’s right to receive (i) compensation pursuant to Sections 1.8 and 2.1 for services rendered prior to the effective date of termination and (ii) reimbursement of costs and expenses pursuant to Section 2.2 hereunder to the extent incurred prior to the effective date of termination or in connection with any transition agreed to by the parties to this Agreement in connection with such termination.

ARTICLE V

MISCELLANEOUS

5.1 Complete Agreement: Construction. This Agreement, including Schedule A attached hereto, shall constitute the entire agreement between the parties hereof with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

5.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

5.3 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

If to the REIT or the Operating Partnership, to:

Farmland Partners Inc.

8670 Wolff Court, Suite 240

Westminster, CO 80031

Attention: Paul A. Pittman

If to American Agriculture, to:

American Agriculture Corporation

8670 Wolff Court, Suite 240

Westminster, CO 80031

Attention: Paul A. Pittman

5.4 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.

5.5 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

5.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly; provided, however, that (i) either party may assign this Agreement without the other’s consent to any of its direct or indirect parents or subsidiaries and (ii) any party may assign this Agreement to any successor to its business, whether by merger, reorganization or otherwise; provided, further, that any such assignment shall not relieve the assignor of its obligations under this Agreement. Any attempt to assign any rights or obligations arising under this Agreement in contravention with this paragraph shall be null and void ab initio.

5.7 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.8 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

5.9 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

5.10 Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. In the event of any conflict between this Agreement and any Schedule, the terms of such Schedule shall govern.

5.11 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (without regard to its conflicts of law doctrines).

5.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

5.13 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the independent contractor relationship of buyer and seller of services nor be deemed to vest any rights, interests or claims in any third parties.

5.14 Set Off. Payments required to be made to American Agriculture by either the REIT or the Operating Partnership of any amounts due or to become due hereunder shall not be subject to reduction or setoff for any liability of any nature of American Agriculture to the REIT or the Operating Partnership, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Shared Services Agreement as of the date first above written.

FARMLAND PARTNERS INC.

By:	/s/ Luca Fabbri
Name: Luca Fabbri
Title: Chief Financial Officer, Secretary and Treasurer

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP

By: Farmland Partners OP GP, LLC, its general partner

By: Farmland Partners Inc., its sole member

	By:	/s/ Luca Fabbri
Name: Luca Fabbri
Title: Chief Financial Officer, Secretary and Treasurer

AMERICAN AGRICULTURE CORPORATION

By:	/s/ Luca Fabbri
	Name:	Luca Fabbri
	Title:	Senior Vice President and Chief Operating Officer

Schedule A

Shared Services

•                  Two individual offices, plus reasonable usage of office common areas, inclusive of supplies, printing, utilities, janitorial services and parking;

•                  Internet, phone and mobile phone services;

•                  Email and online data storage;

•                  Accounting software and services, including approximately 50% of a controller’s time; and

•                  Administrative and secretarial support.